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                                                                    EXHIBIT 10.2

                        TD AMERITRADE HOLDING CORPORATION

                     FREDRIC J. TOMCZYK EMPLOYMENT AGREEMENT

      This Agreement, originally entered into as of July 2, 2007, by and between TD Ameritrade Holding Corporation (the "Company") and Fredric J. Tomczyk (the "Executive"), is hereby amended and restated in its entirety effective as of May 16, 2008 (the "Amendment Date").

      1. Duties and Scope of Employment.

            (a) Positions and Duties. Since July 2, 2007 (the "Effective Date"), Executive has served as Chief Operating Officer reporting to the Company's Chief Executive Officer (the "CEO"). As of the Amendment Date, Executive continues to serve in such position and shall remain so until either (i) the appointment of a successor Chief Operating Officer or (ii) September 30, 2008 (the "Transition Date"). In addition, as of the Amendment Date, Executive shall become President. Immediately after the Transition Date, Executive's service as the Chief Operating Officer shall cease and Executive shall, in addition to being the Company's President, immediately thereafter become the CEO. Prior to the Transition Date Executive will continue to render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the CEO. After the Transition Date Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position as CEO, as will reasonably be assigned to him by the Board of Directors of the Company (the "Board"). The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

            (b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the applicable committee of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive's obligations to Company.

            (c) Impediments to Employment. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive's entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with the Previous Employer (or any other previous entity for which Executive provided services) or his membership on any boards of directors.

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            (d) Other Entities. Executive agrees to serve, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term "affiliates" will include any entity controlled by, controlling, or under common control of the Company.

      2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

      3. Term of Agreement. This Agreement shall have an initial term beginning on the Amendment Date and ending on the Transition Date (the "COO Term"). Thereafter, this Agreement will have a term of five (5) years commencing on the Transition Date (the "Initial Term"). On the fifth anniversary of the Transition Date, this Agreement automatically will renew for an additional one (1) year term (the "Additional Term") unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Following the Additional Term, the Agreement will renew for an additional one (1) year term upon the mutual consent of Executive and the Company.

      4. Compensation.

            (a) Base Salary. Subject to periodic review by the Board, the Company will pay Executive an annual salary of $500,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.

            (b) Annual Incentive. With respect to each full fiscal year during the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation Management Incentive Plan ("MIP"), pursuant to which Executive will be eligible to earn an annual incentive award (the "Annual Incentive") based upon the achievement of applicable performance criteria established by the Compensation Committee of the Board (the "Compensation Committee") within the first ninety (90) days of each fiscal year during the Employment Term and communicated to Executive. During the COO Term each Annual Incentive will have a target value of $1,100,000. Thereafter, each Annual Incentive will have a target value of $1,500,000 (the "Target").

            (c) Equity Awards. During the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the "LTIP"). Each Award Agreement shall provide Executive, for purposes of calculating the portion of the applicable award, if any, vested on account of the "retirement" (as defined in the applicable Award Agreement) of Executive, with vesting credit for years of service with the Previous Employer.

                  (i) Special Grant. On July 9, 2007, Executive was granted a special award under the LTIP of 325,000 performance restricted share units (the "Special Grant"), which are

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scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule provided in the applicable Award Agreement.

                  (ii) Annual Award. On October 25, 2007, Executive was granted an award under the LTIP of 29,427 restricted stock units (the "Prior Award"). The Prior Award will be scheduled to vest and be settled in accordance with the performance criteria and vesting schedule set forth in the applicable Award Agreement. With respect to each full fiscal year during the COO Term, Executive will be eligible for an award under the LTIP of restricted share units with a target value, determined by the Company pursuant to a reasonable and uniform methodology, equal to $2,000,000 on the date of grant. With respect to each full fiscal year during the Employment Term after the Transition Date, Executive will be eligible for an award under the LTIP of restricted share units with a target value, determined by the Company pursuant to a reasonable and uniform methodology, equal to $3,500,000 on the date of grant (collectively with the Prior Award the "Annual Award"), and will be scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule provided in the applicable Award Agreement.

                  (iii) Stock Option Grant. Effective as of the Amendment Date, and conditioned upon Executive becoming the CEO as of the Transition Date, Executive shall be granted a stock option to purchase 1,150,000 shares of the Company's common stock (the "Option"). If for any reason Executive does not become the CEO on the Transition Date, the Option shall be forfeited and Executive shall have no right to shares of Company common stock thereunder. The Option shall be a "non-statutory stock option" and shall not be intended to be an "incentive stock option" (as described under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")). The per share exercise price of such Option shall be equal to the fair market value of a share of Company common stock on the date of grant as determined under the LTIP. The term of the Option shall be ten years, subject to earlier expiration in the event of the termination of the Executive's employment as provided in the applicable Award Agreement. The Option, except as otherwise provided in this Agreement, will be granted pursuant to and subject to the terms, definitions and provisions of the LTIP and will vest and become exercisable as provided in the applicable Award Agreement attached hereto as Exhibit B.

      5. Employee Benefits.

            (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

            (b) Airplane Travel. When traveling on Company-related business, Executive will be entitled to fly on private aircraft, at the sole expense of the Company.

            (c) Tax Services. The Company will reimburse Executive for reasonable personal tax preparation costs paid by Executive for any taxable year in which Executive has income from both the United States and Canada.

      6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of

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Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

      7. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued Annual Incentive for any completed fiscal year as of his termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or if Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in
Section 8.

      8. Severance.

            (a) Termination Without Cause or Resignation for Good Reason During the COO Term. If during the COO Term Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, subject to Sections 9 and 10 and the requirement to delay certain payments in Section 25, Executive will receive: (i) a severance amount equal to $3,200,000 which shall be paid in equal amounts over the course of the two (2) year period beginning after Executive's employment is terminated in accordance with the Company's normal payroll policies; (ii) an additional severance payment determined by taking the current year's Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year's target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, (iii) for a period of two (2) years, if the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in Section 4980B of the Code) under any Company group medical or dental plan, Executive will not be charged any premiums for such coverage; provided, however, Executive will be responsible for any income tax due with respect to such premiums, and (iv) restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant that (A) are subject to performance vesting will be fully earned and the actual number of restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (1) by actual performance for any completed performance period through the date of Executive's termination and
(2) by actual performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive's termination (the vested restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination)), and (B) are subject to time based vesting shall be considered fully vested and will be settled promptly thereafter as provided by the applicable Award Agreement.

            (b) Termination Without Cause or Resignation for Good Reason After the Transition Date. If during the Employment Term and after the Transition Date Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, subject to Sections 9 and 10 and the requirement to delay certain payments in Section 25, Executive will receive: (i) a severance amount equal to $4,000,000 which shall be paid in equal

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amounts over the course of the two (2) year period beginning after Executive's employment is terminated in accordance with the Company's normal payroll policies; (ii) an additional severance payment determined by taking the current year's Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year's target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, (iii) for a period of two (2) years, if the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in Section 4980B of the Code) under any Company group medical or dental plan, Executive will not be charged any premiums for such coverage; provided, however, Executive will be responsible for any income tax due with respect to such premiums, (iv) restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant that (A) are subject to performance vesting will be fully earned and the actual number of restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (1) by actual performance for any completed performance period through the date of Executive's termination and
(2) by actual performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive's termination (the vested restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination)), and (B) are subject to time based vesting shall be considered fully vested and will be settled promptly thereafter as provided by the applicable Award Agreement, and (v) the Option shall become vested and exercisable as provided in the applicable Award Agreement.

            (c) Termination due to Death or Disability. In the event of a termination of Executive's employment during the Employment Term due to death or Disability, then, subject to Sections 9 and 10, Executive, or Executive's estate as applicable, will be entitled to receive the current year's Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year's target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365.

      9. Conditions to Receipt of Severance; Non-solicitation and
Non-competition; No Duty to Mitigate.

            (a) Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided until the separation agreement and release agreement becomes effective. The Company agrees that it will execute and deliver to Executive said separation and release of claims agreement no later than eight
(8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the "Effective Date" thereof (as defined in Section 28 of such separation and release of claims agreement), even if Company fails or refuses to execute and deliver same to Executive. The receipt of any severance pursuant to Section 8 will also be subject to, during the Employment Term and the Restricted Period, Executive complying with the non-solicitation and non-competition requirements of Section 9(b).

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            (b) Non-solicitation and Non-competition. During the Employment Term and the Restricted Period, Executive will not (without the written consent of the Board) engage or participate in any business within any state in the United States, or any province in Canada, where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates (as defined below). For purposes of this Agreement, the term "primary businesses" is defined as an on-line brokerage business and the active trader and long term investor client segments, and also includes any such other business formally proposed (and considered at a meeting of the Board) to be conducted by the Company (collectively a "Competitive Business"). Provided that this restriction will not restrict Executive from being employed by (i) the Previous Employer in any capacity, or (ii) consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Executive's involvement with the company excludes, directly or indirectly, the on-line brokerage business during the Restricted Period. Notwithstanding the foregoing, Executive may own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ Global Market and the securities owned directly or indirectly by Executive do not represent more than 2% of the outstanding securities of such corporation or other entity;

                  (i) During the Restricted Period, neither Executive, nor any business in which Executive may engage or participate in, will directly or indirectly, (A) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the "Affiliates") to patronize any Competitive Business;
(B) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer's or vendor's business with the Company or any of its Affiliates; or (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business;

                  (ii) During the Restricted Period, neither Executive nor any business in which Executive may engage or participate in will (A) knowingly hire, solicit for hire or attempt to hire any employee of the Company or any of its Affiliates, or (B) encourage any employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, "employee" means current employees as well as anyone employed by the Company or any of its Affiliates within the prior six (6) months from Executive's date of termination; provided, however, that this provision will not preclude any business in which Executive may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Executive otherwise complies with subsections (A) and (B) above; and

                  (iii) In the event that any of the provisions of this Section should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.

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            (c) Nondisparagement. During the Employment Term and Restricted
Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive during the Employment Term and Restricted Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company's current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

            (d) Other Requirements. Executive's initial receipt of severance and/or the receipt of continued severance payments pursuant to Section 8 will be subject to Executive complying with the terms and provisions of Sections 9 and
10. Executive will not be obligated to comply with Section 9 of this Agreement while the Company is in material default of its payment and reimbursement obligations under Sections 7, 8, or 10 of this Agreement. Notwithstanding the foregoing, the Company will not be considered to be in default of its payments and reimbursement obligations unless Executive provides written notice to the Board setting forth his reasons why he believes the Company is in default and giving the Company fifteen (15) days to cure such default, if any.

            (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or consideration contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or consideration.

      10. Confidential Information and Intellectual Property.

            (a) Except as may be required by law, or except to the extent required to perform Executive's duties and responsibilities hereunder, Executive will keep secret and confidential indefinitely all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by or disclosed to Executive during the course of Executive's employment with the Company ("Confidential Information") and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.

            (b) At the end of the Employment Term (whether by expiration or termination) or at the Company's earlier request, Executive will promptly return to the Company any and all records, documents, physical property, information, computer disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by Executive during the course of his employment with the Company and not keep any copies thereof.

            (c) Executive acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by Executive, in whole or in part, or conceived by Executive either alone or with others, when

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employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Executive's termination of employment, are owned by the Company ("Company IP"). Executive assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company's expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by Executive and Executive will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate to secure to the Company and its affiliates the benefits of Company IP. Such patents, trademarks, copyrights and service marks will at all times be the property of the Company and its affiliates. Executive promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP.

            (d) To the extent that any court or agency seeks to require Executive to disclose Confidential Information, Executive promptly will inform the Company and take reasonable steps to endeavor to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company's attorneys, Executive will promptly inform the Company and take reasonable steps to endeavor to maintain the confidentiality of such information and to preserve such privilege.

            (e) Confidential Information does not include information already in the public domain or information which has been released to the public by the Company. Nothing in this Section 10 will be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry. Subject to Section 10(d), Executive will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.

            (f) The receipt of any severance pursuant to Section 8 will be subject to Executive complying with the terms of this Section 10.

      11. Excise Taxes. In the event that the benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's severance benefits payable under the terms of this Agreement will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by the Company's independent public accountants (the "Accountants"), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make

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reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of
Section 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

      12. Definitions.

            (a) Award Agreement. For purposes of this Agreement, "Award Agreement" will mean the form of award agreement entered into between Executive and the Company in connection with the Special Grant, Annual Awards and the Option.

            (b) Cause. For purposes of this Agreement, "Cause" will mean:

                  (i) Executive's willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board's belief that Executive has not substantially performed his or her duties and provides Executive with thirty (30) days to take corrective action;

                  (ii) Any act of personal dishonesty taken by Executive in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

                  (iii) Executive's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business;

                  (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company's reputation or business;

                  (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

                  (vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, Executive's failure to waive attorney-client privilege relating to communications with Executive's own attorney in connection with an Investigation will not constitute "Cause"; or

                  (vii) Executive's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive's loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his or her responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any

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disqualification, bar or loss continues during Executive's employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive's employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

            (c) Change of Control. For purposes of this Agreement, "Change of Control" will have the meaning set forth in the LTIP.

            (d) Disability. For purposes of this Agreement, Disability means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or receipt by Executive of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company.

            (e) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without Executive's express written consent:

                  (i) Until the Transition Date, the failure of the Board to appoint Executive to the office of Chief Executive Officer of the Company, as the successor to the Company's current CEO, if and when the Company's current CEO resigns, is terminated or otherwise ceases to hold such office, provided that Executive must remain employed with the Company for a period of six (6) months after the date which Executive is notified that Executive will not be appointed as the Company's next Chief Executive Officer before any such "Good Reason" shall be deemed to exist under this Agreement;

                  (ii) A significant reduction of Executive's duties, position, or responsibilities, relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction; provided, however that the appointment of any other individual to serve as the Company's Chief Operating Officer prior to the Transition Date shall not be considered Good Reason for the purposes of this Agreement;

                  (iii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute Good Reason;

                  (iv) A reduction in Executive's Base Salary, Target Annual Incentive, or Annual Award as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary, Target Annual Incentive, or Annual Award by a percentage reduction of 10% or less in the aggregate will not constitute Good Reason;

                  (v) The relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or

                  (vi) The failure of the Company to obtain the assumption of the Agreement by a successor.

            (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive's employment with the Company is "in Connection with a Change of Control" if Executive's employment is terminated within twelve (12) months following a Change of Control.

            (g) Previous Employer. For purposes of this Agreement, "Previous Employer" will mean The Toronto-Dominion Bank, and any successor corporation.

            (h) Restricted Period. For purposes of this Agreement, "Restricted Period" will mean the period of time commencing on the date of the termination of Executive's employment and continuing for two (2) years (or in the case of a termination in Connection with a Change of Control continuing for a period equal to one (1) year). In the case of a termination upon the completion of the Initial Term or any Additional Term, as applicable, the term "Restricted Period" will equal one (1) year.

      13. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

      14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

      15. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                  If to the Company:

                  Attn: Chairman of the Compensation Committee
                  c/o Corporate Secretary
                  TD Ameritrade Holding Corporation
                  4211 South 102nd Street
                  Omaha, NE  68127

                  If to Executive:

                  at the last residential address known by the Company.

      16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

      17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Jersey City, New Jersey before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the New Jersey Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.

      18. Integration. This Agreement and the standard forms of equity award grant that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to, the predecessor Agreement originally entered into as of June 5, 2007, and neither party will have any further obligations under such predecessor Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.

      19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      20. Survival. The Company's and Executive's responsibilities under Sections 8, 9, 10, and 13 will survive the termination of this Agreement.

      21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      23. Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.

      24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      25. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Section 409A of the Code and the regulations thereunder at the time of any termination of employment, all of the cash payments required pursuant to Section 8 of this Agreement shall be delayed by six months in order to avoid the imposition of additional tax under Section 409A of the Code and the regulations thereunder, provided that any cash payments due to Executive within the first six months after such a termination of employment will instead be paid in a lump sum six months and one day following such a termination of employment. Thereafter, any additional payments will continue to be paid in accordance with the terms and conditions of this Agreement. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

      26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TD AMERITRADE HOLDING CORPORATION

/s/ W. EDMUND CLARK                                         Date: May 16, 2008
-----------------------------------------
W. Edmund Clark
Chairman of the Compensation Committee of the Board

EXECUTIVE:

/s/ FREDRIC J. TOMCZYK                                      Date: May 16, 2008
-----------------------------------
Fredric J. Tomczyk

                [SIGNATURE PAGE TO TOMCZYK EMPLOYMENT AGREEMENT]

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                                    EXHIBIT A

               FORM OF SEPARATION AND RELEASE OF CLAIMS AGREEMENT

                                      -15-